Exhibit 10.1

FIRST AMENDMENT TO

STRATEGIC ALLIANCE AGREEMENT

THIS FIRST AMENDMENT TO STRATEGIC ALLIANCE AGREEMENT (the “Amendment”) is effective as of January 31, 2018 (the “Amendment Date”) between:

(1)    PLAYA HOTELS & RESORTS, N.V. (“Franchisee”), a public limited liability company organized and existing under the laws of the Netherlands with its registered office located at Prins Bernhardplein 200, 1097JB Amsterdam, the Netherlands; and

(2)    HYATT FRANCHISING LATIN AMERICA, L.L.C. (“Hyatt”), a limited liability company organized and existing under the laws of the State of Delaware (U.S.A.) with its principal place of business located at 150 North Riverside Plaza, Chicago, Illinois 60606, U.S.A.

Hyatt and Franchisee are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

BACKGROUND

A.    Hyatt and Franchisee are parties to that certain Strategic Alliance Agreement dated as of December 14, 2016 (the “SAA”). Capitalized terms used in this First Amendment but not otherwise defined shall have the meanings given to them in the SAA.

B.    The Parties have agreed to make certain modifications to and extend the term of the SAA.

NOW, THEREFORE, in consideration of the covenants, mutual benefits to be derived, and the representations and warranties, conditions and promises contained herein and in the SAA, and intending to be legally bound, the Parties hereby agree as follows:

Sections 1 and 2 of the SAA are hereby deleted in their entirety and replaced with the following:

1.    First Offer for Development Opportunities. During the period beginning on the Effective Date and ending on December 31, 2021 (the “Development Term”), each Party (the “Offering Party”) agrees to provide to the other Party (the “Receiving Party”) a right of first offer with respect to any proposed offer or arrangement, which the Offering Party (or its affiliate) desires to accept, under which the Offering Party or one of its affiliates would acquire the rights to own and operate an all-inclusive hotel property at a level of quality and service consistent with the Hyatt Ziva and Hyatt Zilara brands (a “Hyatt All-Inclusive Opportunity”) in the Market Area (the “Development Property”). If the Offering Party is required to offer the Receiving Party a Hyatt All-Inclusive Opportunity pursuant to this Section 1, the Offering Party must deliver written notice to the Receiving Party, together with reasonable due diligence information in the Offering Party’s possession to enable the Receiving Party to evaluate the Hyatt All-Inclusive Opportunity (collectively, the “Offer Notice”). The Receiving Party will have ten (10) business days after receiving the Offer Notice to notify the Offering Party whether the Receiving Party exercises its right of first offer for that Hyatt All-Inclusive Opportunity.

(a) If the Receiving Party is Franchisee, and Franchisee exercises it right of first offer as set forth above, then Franchisee (or its affiliate) and Hyatt’s affiliate shall negotiate in good faith the terms of a management agreement and related documents under which Franchisee (or its affiliate) would manage a Hyatt All-Inclusive Resort on the Development Property (subject to a franchise agreement between Hyatt and the affiliate of Hyatt that would own the Development Property), provided that Hyatt’s affiliate acquires the Development Property on terms acceptable to it within sixty (60) days after delivery of the Offer Notice.

(b) If the Receiving Party is Hyatt and Hyatt exercises is right of first offer as set forth above, then Hyatt or its affiliate and Franchisee (or its affiliate) shall negotiate in good faith the terms of a franchise agreement and related documents for the operation (and, if applicable, development) of the Hyatt All-Inclusive Resort on the Development Property, provided that Franchisee’s affiliate acquires the Development Property on terms acceptable to it within sixty (60) days after delivery of the Offer Notice.

(c) The right of first offer with respect to that Hyatt All-Inclusive Opportunity shall expire, and the Offering Party thereafter may acquire, develop and/or operate (and/or grant any other person or entity the right to acquire, develop and/or operate) an all-inclusive resort or other business on the Development Property without any restriction under this Agreement, subject to any restrictions under any Existing Franchise Agreement or other agreement between Hyatt (or its affiliate) and Franchisee (or its affiliate), in the event any of the following occur: (i) the Receiving Party fails to respond or declines its right of first offer with respect to any Hyatt All-Inclusive Opportunity within ten (10) business days following receipt of the Offer Notice, or (ii) after good faith discussions as set forth above, the parties determine that they cannot reach mutual acceptance of terms under which the Development Property would be licensed or operated as a Hyatt Ziva or Hyatt Zilara Hotel.

2.    Introduction to Other Opportunities. If a third party (who is not an affiliate of Hyatt) approaches Hyatt during the Development Term with a proposed offer or arrangement, which Hyatt desires to accept, under which the third party would operate a Hyatt All-Inclusive Resort in the Market Area, and if that third party has not then already designated a management company to operate that Hyatt All-Inclusive Resort, then Hyatt agrees to provide notice to Franchisee and introduce Franchisee to that third party for purposes of enabling Franchisee (at its option) to negotiate for the opportunity to manage that Hyatt All-Inclusive Resort for that third party. Similarly, if a third party (who is not an affiliate of Franchisee) approaches Franchisee during the Development Term with a proposed offer or arrangement, which Franchisee desires to accept, under which Franchisee or its affiliate would manage a Hyatt All-Inclusive Opportunity in the Market Area for that third party, and if that third party has not then already designated a brand under which that all-inclusive resort would operate, then Franchisee agrees to provide notice to Hyatt and introduce Hyatt to that third party for purposes of enabling Hyatt (at its option) to negotiate for the opportunity to provide that third party franchise rights to brand that resort as a Hyatt All-Inclusive Resort.

All other terms and conditions of the SAA shall remain in full force and effect.

[signature page to follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this First Amendment on the day and year first above written.

FRANCHISEE: PLAYA HOTELS & RESORTS, B.V.		HYATT: HYATT FRANCHISING LATIN AMERICA, L.L.C.

By:	/s/ David Camhi	By:	/s/ Peter Sears
Name:	David Camhi	Name:	Peter Sears
Title:	EVP and General Counsel	Title:	President

Date:	February 26, 2018	Date:	February 26, 2018